Exhibit 23
The Board of Directors and Stockholders
CA, Inc.:
We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 333-127602, 333-127601, 333-126273, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751) of CA, Inc. of our reports dated July 31, 2006, relating to the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006, and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appear in the March 31, 2006, annual report on Form 10-K of CA, Inc.
Our report dated July 31, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, expresses our opinion that CA, Inc. did not maintain effective internal control over financial reporting as of March 31, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: (i) the Company did not maintain an effective control environment due to a lack of effective communication policies and procedures; (ii) the Company’s policies and procedures relating to controls over the accounting for sales commissions were not effective; (iii) the Company’s policies and procedures relating to the identification, analysis and documentation of non-routine tax matters were not effective; (iv) the Company’s policies and procedures relating to the accounting for and disclosure of stock-based compensation relating to stock options were not effective; and (v) the Company’s policies and procedures were not effectively designed to identify, quantify and record the impact on subscription revenue when license agreements have been cancelled and renewed more than once prior to the expiration date of each successive license agreement.
As discussed in Note 12, the consolidated financial statements as of March 31, 2005 and for each of the years in the two-year period ended March 31, 2005 have been restated.

/s/ KPMG LLP
New York, New York
July 31, 2006